Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Stock Plan and the 2004 Employee Stock Purchase Plan of Tercica, Inc. of our reports dated March 13, 2006, with respect to the financial statements and schedule of Tercica, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005, Tercica, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tercica, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 13, 2006

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